Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 15, 2024, relating to the consolidated financial statements of Flewber Global Inc. and Subsidiaries (the “Company”) as of and for the years ended December 31, 2023 and 2022. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern and an explanatory paragraph relating to the restatement of the 2022 consolidated financial statements. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

March 15, 2024